Exhibit 99.1

HARNESSING THE POWER OF THE INNATE IMMUNE SYSTEM Modulating the Innate Immune Response Against Disease IN MB Treating COVID - 19 a s a n Inflammatory Disease

FORWARD LOOKING STATEMENTS This presentation contains “forward - looking statements” Forward - looking statements reflect our current view about future events . When used in this presentation, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward - looking statements . Such statements, include, but are not limited to, statements contained in this presentation relating to our business strategy, our future operating results and liquidity and capital resources outlook . Forward - looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions . Because forward – looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict . Our actual results may differ materially from those contemplated by the forward - looking statements . They are neither statements of historical fact nor guarantees of assurance of future performance . We caution you therefore against relying on any of these forward - looking statements . Important factors that could cause actual results to differ materially from those in the forward - looking statements include, without limitation, our ability to raise capital to fund continuing operations ; our ability to protect our intellectual property rights ; the impact of any infringement actions or other litigation brought against us ; competition from other providers and products ; our ability to develop and commercialize products and services ; changes in government regulation ; our ability to complete capital raising transactions ; and other factors relating to our industry, our operations and results of operations . There is no guarantee that any specific outcome will be achieved . Investment results are speculative and there is a risk of loss, potentially all loss of investments . Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned . Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them . We cannot guarantee future results, levels of activity, performance or achievements . Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward - looking statements to conform these statements to actual results . 2 Maxim ID Conference 5 May 2020

COVID - 19 IS AN INFLAMMATORY DISEASE Neutralizing Soluble TNF May Be The Best Anti - Inflammatory Approach 3 • At this time, mitigation of inflammation to “buy time” for the patient’s immune response to clear virus is the only treatment strategy • Inflammation must be controlled without immunosuppression • Targeting components of cytokine storm an obvious strategy • Targeting soluble TNF may be best anti - inflammatory approach: • “cools” activated immune cells that are causing tissue damage • prevents migration of activated cells from blood to tissue • decreases endothelial activation that is a cause of coagulopathy • DN - TNF is the ideal therapy – neutralizes sTNF without causing immunosuppression • Clinical trials starting soon Maxim ID Conference 5 May 2020 3